Exhibit (d)(3)

November 19, 2020

VIA E-MAIL

Pluralsight, Inc.

182 North Union Avenue

Farmington, UT 84025

Attn: Matthew Forkner

STRICTLY CONFIDENTIAL

Mr. Forkner,

In consideration for the substantial time and effort that Vista Equity Partners Management, LLC (“Vista”) has invested and is expected to invest in connection with the potential acquisition of all of the issued and outstanding shares of common stock and common stock equivalents (the “Transaction”) of Pluralsight, Inc., a Delaware corporation (the “Company”), and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Vista and the Company hereby agree to the following.

For a period (the “Exclusivity Period”) beginning at the time of this letter agreement being countersigned by the Company and ending on the first to occur of: (i) the execution of a definitive merger agreement with Vista or its affiliates with respect to a Transaction; (ii) receipt by the Company of written notice from Vista advising the Company that Vista is no longer actively pursuing the Transaction; and (iii) 5:00 p.m. (Pacific Time) on December 11, 2020, the Company shall, and shall cause its controlled affiliates, directors, officers, employees, agents, advisors and any other persons acting under the direction of any of them, and the representatives of any of the foregoing (collectively “Representatives”) to immediately terminate and cease all existing discussions, communications or negotiations with any person, other than Vista and its Representatives, relating to any Alternative Transaction (as defined below), and immediately terminate all access granted to any such person and its Representatives to any physical or electronic data room. During the Exclusivity Period, the Company shall not, and shall cause all of its Representatives not to, take any of the following actions: (i) (A) encourage, solicit, initiate or engage in discussions or negotiations with any person (whether such discussions or negotiations are initiated by them or otherwise), or (B) encourage or solicit any offer, inquiry or proposal from any person, in each case, with respect to any Alternative Transaction; (for the purposes of this letter agreement, an “Alternative Transaction” shall mean any (1) purchase, sale, license or other disposition of a material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, (2) purchase, issuance, sale or other disposition of any material equity interest in the Company or any of its subsidiaries, or (3) merger, acquisition, consolidation or similar business combination transaction involving the Company or any of its subsidiaries, in each case, other than by Vista or its affiliates); (ii) provide any information with respect to the Company or any of its subsidiaries to any person in connection with an Alternative Transaction, other than Vista and its Representatives; or (iii) enter into any agreement (whether or not binding or definitive) with any person or entity concerning or Page 1 of 2 relating to an Alternative Transaction. The Company shall promptly (and in any event, within one business day) notify Vista if any inquiries, offers or proposals with respect to an Alternative Transaction are received by the Company or any of its Representatives during the Exclusivity Period, which notice must include the identity of the person making such inquiries, offers or proposals and a summary of the material terms and conditions thereof.

This letter agreement and all claims or causes of action that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the Delaware Chancery Court, or, if such court shall not have jurisdiction, the state court located in Wilmington, Delaware or the U.S. District Court for the district in which Wilmington, Delaware is located for any action, suit, or proceeding arising out of or relating to this letter agreement and the transactions contemplated by this letter agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in the Delaware Chancery Court or the state court located in Wilmington, Delaware or the U.S. District Court for the district in which Wilmington, Delaware is located and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Delivery of a signed counterpart of this letter agreement by e-mail or facsimile transmission shall constitute valid and sufficient delivery thereof.

Very truly yours,

VISTA EQUITY PARTNERS MANAGEMENT, LLC

By:	/s/ Christina Lema

Name: Christina Lema
Title: General Counsel

AGREED AND ACCEPTED:

PLURALSIGHT, INC.

By:	/s/ Matthew Forkner

Name: Matthew Forkner
Title: Chief Legal Officer

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